Filed under Rule 424(b)(3), Registration Statement No. 333-58976
Pricing Supplement No. 22 — dated Monday, February 28, 2005 (To: Prospectus Dated June 20, 2001 and Prospectus Supplement Dated June 10, 2004)

CUSIP			Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product	Guaranteed
Number	Selling Price	Principal Amount	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking	Security

26876EBR5	100.000%	$3,118,000.00	0.625%	$3,098,512.50	FIXED	4.050%	SEMI-ANNUAL	03/15/2008	09/15/2005	$21.60	YES	Unsecured Notes	YES
Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC						Agents: Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch &
Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

26876EBS3	100.000%	$866,000.00	0.750%	$859,505.00	FIXED	4.250%	QUARTERLY	03/15/2009	06/15/2005	$12.04	YES	Unsecured Notes	YES
Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC						Agents: Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch &
Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

	Trade Date: Monday, February 28, 2005 @ 12:00 PM ET	EOP Operating Limited Partnership
Issuer	Settle Date: Thursday, March 03, 2005	$500,000,000 EOP Operating LP
EOP Operating Limited Partnership	Minimum Denomination/Increments: $1,000.00/$1,000.00	Prospectus dated 20-Jun-01 and
Two N. Riverside Plaza, Suite 2100	Initial trades settle flat and clear SDFS: DTC Book Entry only	Prospectus Supplement Dated: 10-
Chicago IL 60606	DTC Number 0443 via Pershing, LLC	Jun-04

Guarantor	If the maturity date or an interest payment date for any note is not a business day (as term is defined in
Equity Office Properties Trust	prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and
Two N. Riverside Plaza, Suite 2100	no interest will accrue from, and after, the maturity date or interest payment date.
Chicago IL 60606
InterNotes® is the trademark of INCAPITAL, LLC. All Rights Reserved.